Exhibit 99.1

Enterprise GP Holdings L.P.

P.O. Box 4323

Houston, TX 77210

(713) 381-6812

Enterprise GP Holdings Reports Second Quarter 2007 Results

Houston, Texas (Monday, July 30, 2007) – Enterprise GP Holdings L.P., (NYSE: “EPE”) today announced its consolidated and parent-only financial results for the three and six month periods ended June 30, 2007. On May 7, 2007, Enterprise GP Holdings acquired 100% of the general partner, incentive distribution rights and 4.4 million common units of TEPPCO Partners, L.P. (“TEPPCO,” NYSE: TPP) and approximately 35% of the general partner and 39 million common units of Energy Transfer Equity, L.P. (“Energy Transfer Equity,” NYSE: ETE). These investments complement Enterprise GP Holdings’ existing ownership of 100% of the general partner and approximately 13.5 million common units of Enterprise Products Partners L.P. (NYSE: EPD). Our consolidated and parent-only financial statements have been restated to give effect to the common control of TEPPCO and its general partner by affiliates of EPCO, Inc. since February 2005. Accordingly, the financial statements of Enterprise GP Holdings consolidate the financial statements of both Enterprise Products Partners and TEPPCO based on Enterprise GP Holdings’ ownership of 100% of the respective general partners. Enterprise GP Holdings’ investments in Energy Transfer Equity and its general partner are accounted for using the equity method of accounting beginning with the date of its investment on May 7, 2007. For additional information regarding our restated financial data including new segment disclosures, see “Basis of Presentation of Financial Information” within this release.

Enterprise GP Holdings reported distributable cash flow of $45 million for the second quarter of 2007. This provides one times coverage of the $0.38 per unit distribution declared by the board of the general partner of Enterprise GP Holdings with respect to the second quarter of 2007 that will be paid on August 10, 2007. The declared distribution rate of $0.38 per unit for the second quarter of 2007 represents a 23% increase from $0.31 per unit declared for the second quarter of 2006. The distribution for the second quarter of 2007 will be paid on Enterprise GP Holdings’ units, including the 20.1 million units that were issued and sold in a private placement on July 17, 2007. Distributable cash flow for the second quarter of 2007 includes $68 million of cash distributions from the underlying partnerships comprised of $38 million of general and limited partner distributions from Enterprise Products Partners, $15 million of general and limited partner distributions from TEPPCO and $15 million of general and limited partner distributions from Energy Transfer Equity. Distributable cash flow is a non-generally accepted accounting principle (or “non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP measure, which is net cash flow provided by operating activities.

Enterprise GP Holdings reported net income for the second quarter of 2007 of $22 million, or $0.21 per unit on a fully diluted basis, compared to $31 million, or $0.30 per unit on a fully diluted basis, for the second quarter of 2006. The earnings per unit calculation for each period is based on 103.1 million average units outstanding, which is comprised of 88.9 million units issued in August 2005 and the 14.2 million Class B units that were issued as part of the consideration for the acquisition of partner interests in TEPPCO and its general partner.

“Enterprise GP Holdings entered into a new phase of growth with our acquisitions of general partner and limited partner interests in Energy Transfer Equity and TEPPCO,” said Michael A. Creel, President and Chief Executive Officer of Enterprise GP Holdings. “We now have the most diversified general partner holding company with cash flows originating from three investment grade partnerships with combined total assets of approximately $26 billion and strong franchises in the natural gas, NGL and refined products pipeline and services businesses.”

“We are excited about the visible growth opportunities at Enterprise Products Partners, Energy Transfer Partners and TEPPCO. As these partnerships execute on their expansion plans, we believe the growth multiplier effect of our general partner interests will enhance our prospects for long-term distribution growth and the value of our partnership units.”

Enterprise GP Holdings executed a $1.9 billion interim credit facility on May 7, 2007 to complete the acquisition of interests in Energy Transfer Equity and refinance the balance under its existing credit facility. At June 30, 2007, Enterprise GP Holdings’ parent-only debt balance under this facility was $1.8 billion. In July 2007, Enterprise GP Holdings issued approximately 20.1 million units in a private transaction and received net proceeds of approximately $740 million, which were used to reduce the balance of the interim credit facility.

Basis of Presentation of Financial Information

The parent company is a holding company investing in general and limited partner interests of publicly traded partnerships engaged in the midstream energy industry and related businesses. The parent company has no business activities apart from such investing. The parent company’s primary cash requirements are for general and administrative costs, debt service requirements and distributions to its partners. The parent company’s assets and liabilities are not available to satisfy the debts and other obligations of its investees.

In order for our unitholders and others to more fully understand Enterprise GP Holdings’ financial condition and results of operations on a standalone basis, this press release includes financial information of Enterprise GP Holdings as the parent company apart from that of our consolidated partnership. The parent-only income statements reflect equity earnings from its investees as a component of operating income. These investments are the primary source of earnings for Enterprise GP Holdings on a standalone basis. In accordance with accounting principles generally accepted in the United States of America (“GAAP”), equity earnings from Enterprise Products Partners and its general partner (“EPGP”) and TEPPCO and its general partner (“TEPPCO GP”) are eliminated in the preparation of our consolidated financial statements.

Prior to the parent company’s acquisition of ownership interests in TEPPCO and TEPPCO GP (including related incentive distribution rights or “IDRs”) on May 7, 2007, our historical consolidated financial statements reflected only the business and operations of Enterprise Products Partners and its general partner. With the acquisition of ownership interests in TEPPCO and TEPPCO GP, our financial statements and those of the parent company were restated to include the business and operations of TEPPCO and TEPPCO GP due to common control considerations. The parent company’s acquisition of ownership interests in TEPPCO and TEPPCO GP was accounted for at historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests. The inclusion of TEPPCO and TEPPCO GP in our financial statements was effective January 1, 2005 since affiliates of EPCO under common control with the parent company originally acquired ownership interests in TEPPCO and TEPPCO GP in February 2005.

Our consolidated financial statements continue to reflect the parent company’s share of earnings, cash flows and net assets in Enterprise Products Partners and EPGP as before. With respect to TEPPCO and TEPPCO GP, our consolidated financial statements also reflect the parent company’s deemed investments in TEPPCO and TEPPCO GP as follows:

▪

Ownership of 100% of the membership interests in TEPPCO GP (i.e., the 2% general partner interest in TEPPCO) and deemed amounts of IDRs for all periods presented. The economic benefit of the IDRs to the parent company for periods prior to December 2006 is equal to: (i) the benefit that would have been received by the parent company at the current 25% threshold using historical distribution rates plus (ii) an incremental amount of benefit that would have been received in connection with the IDRs associated with 4,400,000 of the 14,091,275 common units issued by TEPPCO in December 2006 as a result of the conversion of IDRs above the 25% threshold. Affiliates of EPCO (e.g. DFI and DFIGP) have been deemed to retain the economic benefit of IDRs associated with the remaining 9,691,275 common units issued by TEPPCO in December 2006. After December 2006, income from continuing operations reflects current IDRs (i.e., capped at the 25% threshold).

▪	Ownership of 4,400,000 common units of TEPPCO since the date of issuance to affiliates of EPCO in December 2006.

Our business segment disclosures reflect the fundamental change in the parent company’s investment portfolio resulting from its acquisition of interests in TEPPCO and Energy Transfer Equity and their respective general partners on May 7, 2007. With the addition of these investments, we believe the parent company is the first publicly traded limited partnership to own interests in the general partners of multiple other publicly traded limited partnerships as well as common units of each underlying limited partnership. Accordingly, we reorganized our business segments to reflect the manner in which these investments will be managed and reviewed by our chief operating decision maker. The reportable segments are (i) Investment in Enterprise Products Partners, (ii) Investment in TEPPCO and (iii) Investment in Energy Transfer Equity. Each investee has separate operating management and Boards of Directors with independent directors.

Our Investment in Enterprise Products Partners business segment reflects the consolidated operations of Enterprise Products Partners and its general partner. Our Investment in TEPPCO reflects the consolidated operations of TEPPCO and its general partner. The Investment in TEPPCO segment represents the historical operations of TEPPCO and its general partner that were under common control with the parent company prior to its acquisition of these interests on May 7, 2007. We control Enterprise Products Partners and TEPPCO through our ownership of their respective general partners. Our Investment in Energy Transfer Equity business segment reflects our non-controlling equity interests in Energy Transfer Partner and its general partner. We evaluate segment performance based on operating income.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measure of distributable cash flow. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as an alternative to GAAP measures such as net income, net cash flow provided by operating activities or any other GAAP measure of liquidity or financial performance.

We define distributable cash flow as cash distributions expected to be received from the parent company’s investments in limited partner and general partner interests (including related IDRs) minus (i) parent-only expenditures for general and administrative costs and debt service and (ii) general and administrative costs of the general partner of Enterprise Products Partners and TEPPCO. Distributable cash flow is a significant liquidity metric used by senior management to compare net cash flow generated by the parent company’s equity investments to the cash distributions the parent company is expected to pay its unitholders. Using this metric, senior management can quickly compute the coverage ratio of estimated cash flow to planned cash distributions.

Distributable cash flow is an important non-GAAP financial measure for the parent company’s limited partners since it indicates to investors whether or not the parent company’s investments are generating cash flow at a level that can sustain or support an increase in quarterly cash distribution levels. Financial metrics such as distributable cash flow are quantitative standards used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which, in turn, is based on the amount of cash distributions a partnership pays to a unitholder). The GAAP measure most directly comparable to distributable cash flow is cash flow from operating activities.

Company Information and Forward-Looking Statements

Enterprise GP Holdings is one of the largest publicly traded GP partnerships with an enterprise value of more than $6 billion. It owns the general partner and limited partner interests in Enterprise Products Partners L.P., TEPPCO Partners, L.P. and Energy Transfer Equity, L.P. For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

This press release contains various forward-looking statements and information that are based on Enterprise GP Holdings’ beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise GP Holdings. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise GP Holdings, Enterprise Products Partners, TEPPCO, Energy Transfer Equity or Energy Transfer Partners (the “Related Companies”) for future operations, are intended to identify forward-looking statements. Although Enterprise GP Holdings and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise GP Holdings nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise GP Holdings’ actual results may vary materially from those it anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Related Companies, and in turn, Enterprise GP Holdings’ results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	the effects of the Related Companies debt level on its future financial and operating flexibility;
•	a reduction in demand for the Related Companies products by the petrochemical, refining, heating or other industries;
•	a decline in the volumes delivered by the Related Companies’ facilities;
•	the failure of any of the Related Companies’ credit risk management efforts to adequately protect it against customer non-payment;
•	terrorist attacks aimed at the Related Companies’ facilities; and
•	the failure to successfully integrate the Related Companies’ operations with companies, if any, that they may acquire in the future.

Enterprise GP Holdings has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Investor Relations (713) 381-6812

Rick Rainey, Media Relations (713) 381-3635

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Exhibit A

Enterprise GP Holdings L.P. – Parent Company

Distributable Cash Flow, Summary Income Statements and Selected Balance Sheet Data– UNAUDITED

(Amounts in thousands, except per unit amounts)

The following table presents distributable cash flow, summarized income statement data and selected balance sheet data for the parent company with respect to the periods indicated. This information has been restated to give effect to the common control of TEPPCO and TEPPCO GP by affiliates of EPCO since February 2005. The $45.0 million of distributable cash flow for the three months ended June 30, 2007 pertains to the cash distribution we will make on August 9, 2007. The former owners of the TEPPCO and TEPPCO GP interests and rights were allocated all cash distributions received from these investments prior to May 7, 2007.

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Cash distributions from investees:
Investment in Enterprise Products Partners
From 13,454,498 common units of EPD	$ 6,492	$ 6,088	$ 12,883	$ 12,075
From 2% general partner interest	2,241	3,848	4,477	7,560
From general partner IDRs	29,427	22,386	57,699	43,383
Investment in TEPPCO:
From 4,400,000 common units of TPP	3,014	--	3,014	--
From 2% general partner interest	504	1,044	1,759	2,008
From general partner IDRs	11,566	14,019	25,395	26,973
Investment in Energy Transfer Equity:
From 38,976,090 common units of ETE *	14,519	--	14,519	--
From 34.9% general partner interest *	90	--	90	--
Total cash distributions from investees	67,853	47,385	119,836	91,999
Expenses:
Parent company expenses, including interest	(22,759)	(2,709)	(26,194)	(5,480)
EPGP expenses	(112)	(1,152)	(199)	(1,256)
TEPPCO GP expenses	(31)	(261)	(137)	(24)
Total expenses	(22,902)	(4,122)	(26,530)	(6,760)
Distributable cash flow	$ 44,951	$ 43,263	$ 93,306	$ 85,239
Distributions by parent company:
To limited partners:
EPCO and affiliates	$ 34,684	$ 23,881	$ 62,826	$ 46,578
Public	12,128	3,672	16,428	7,194
To general partner	5	3	8	5
To former owners of TEPPCO GP	--	15,063	15,084	28,981
Total cash distributions	$ 46,817	$ 42,619	$ 94,346	$ 82,758

Summary income statement data:
Equity earnings	$ 44,262	$ 33,647	$ 101,151	$ 67,064
General and administrative costs	630	411	1,529	1,129
Operating income	43,632	33,236	99,622	65,935
Interest expense, net	(22,129)	(2,297)	(24,665)	(4,351)
Cumulative effect of accounting change	--	--	--	18
Net income	$ 21,503	$ 30,939	$ 74,957	$ 61,602
Selected balance sheet data:
Investment in Enterprise Products Partners	$ 832,487	$ 835,914	$ 832,487	$ 835,914
Investment in TEPPCO	$ 745,077	$ 743,066	$ 745,077	$ 743,066
Investment in Energy Transfer Equity	$ 1,652,275	$ --	$ 1,652,275	$ --
Debt principal outstanding at end of period **	$ 1,817,194	$ 146,500	$ 1,817,194	$ 146,500

*	First distribution received in July 2007.

** Debt principal outstanding at June 30, 2007 includes $1.8 billion borrowed in connection with the acquisition of ownership interests in Energy Transfer Equity and its general partner (collectively, $1.65 billion in cash payments) and refinancing of the parent company revolving credit facility ($155.0 million). In July 2007, the parent company used $740.0 million of net proceeds from its private placement of 20,134,220 units to reduce debt outstanding.

Exhibit B

Enterprise GP Holdings L.P.

Condensed Statements of Consolidated Operations – UNAUDITED

For the Three and Six Months Ended June 30, 2007 and 2006

(Amounts in thousands, except per unit amounts)

Since the parent company owns the general partner of Enterprise Products Partners and TEPPCO, our general purpose consolidated financial statements reflect the financial results of Enterprise Products Partners, EPGP, TEPPCO and TEPPCO GP. The earnings of Enterprise Products Partners, EPGP, TEPPCO and TEPPCO GP that are allocated to limited and general partner interests not owned by the parent company are reflected as minority interest expense in our consolidated income statement. This information has been restated to give effect to the common control of TEPPCO and TEPPCO GP by affiliates of EPCO since February 2005. The following table summarizes our financial information by business segment for the periods indicated:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Revenues:
Investment in Enterprise Products Partners	$ 4,212,806	$ 3,517,853	$ 7,535,660	$ 6,767,927
Investment in TEPPCO	2,095,999	2,424,260	4,131,151	4,961,368
Eliminations	(14,535)	(16,978)	(32,266)	(26,126)
Total revenues	6,294,270	5,925,135	11,634,545	11,703,169
Costs and expenses:
Investment in Enterprise Products Partners	3,992,146	3,342,536	7,133,341	6,401,679
Investment in TEPPCO	2,021,599	2,366,351	3,953,204	4,840,587
Other, non-segment including parent	(12,488)	(18,133)	(25,931)	(25,002)
Total costs and expenses	6,001,257	5,690,754	11,060,614	11,217,264
Equity earnings (loss):
Investment in Enterprise Products Partners	(7,311)	8,012	(2,087)	12,041
Investment in TEPPCO	(2,429)	2,675	(2,130)	3,664
Investment in Energy Transfer Equity	2,774	--	2,774	--
Total equity (loss) earnings	(6,966)	10,687	(1,443)	15,705
Operating income:
Investment in Enterprise Products Partners	213,349	183,329	400,232	378,289
Investment in TEPPCO	71,971	60,584	175,817	124,445
Investment in Energy Transfer Equity	2,774	--	2,774	--
Other, non-segment including parent	(2,047)	1,155	(6,335)	(1,124)
Total operating income	286,047	245,068	572,488	501,610
Interest expense	(116,222)	(77,844)	(204,347)	(159,128)
Provision for income taxes	1,651	(6,785)	(7,152)	(9,677)
Other expense (income), net	3,879	3,863	66,296	6,744
Income from continuing operations	175,355	164,302	427,285	339,549
Minority interest in income from continuing operations	(153,852)	(133,338)	(352,328)	(280,564)
Income before discontinued operations and cumulative
effect of change in accounting principle	21,503	30,964	74,957	58,985
Discontinued operations, net of minority interest	--	(25)	--	2,521
Change in accounting principle, net of minority interest	--	--	--	96
Net income	$ 21,503	$ 30,939	$ 74,957	$ 61,602
Allocation of net income to:
Limited partners	$ 21,501	$ 30,936	$ 74,950	$ 61,596
General partner	$ 2	$ 3	$ 7	$ 6
Earnings per unit, basic and fully diluted:
Net income per unit	$ 0.21	$ 0.30	$ 0.73	$ 0.60
Average LP units outstanding (000s)*	$ 103,057	$ 103,057	$ 103,057	$ 103,057

* Average LP units outstanding for each period include the 14,173,304 Class B units issued in May 2007. The 16,000,000 Class C units (also issued in May 2007) are deemed non-participating securities; thus, they are excluded from our earnings per unit computations. Beginning in July 2007, earnings per unit will be impacted by the 20,134,220 units issued in a private placement offering that was completed on July 17, 2007.

Exhibit C

Enterprise GP Holdings L.P. – Parent Company

Non-GAAP Reconciliations – UNAUDITED

(Amounts in thousands)

The following table presents the reconciliation of the parent company’s non-GAAP distributable cash flow to GAAP net cash provided by operating activities for the periods indicated. This information has been restated to give effect to the common control of TEPPCO and TEPPCO GP by affiliates of EPCO since February 2005.

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Distributable Cash Flow (Exhibit A)	$ 44,951	$ 43,263	$ 93,306	$ 85,239
Adjustments to derive net cash provided by
operating activities (add or subtract as indicated
by sign of number):
Distributions to be received from investees
with respect to period indicated	(67,853)	(47,385)	(119,836)	(91,999)
Distributions received from investees
during period	51,927	44,614	102,293	87,014
Amortization and other non-cash amounts	897	100	988	185
Expenses of EPGP and TEPPCO GP	143	1,413	336	1,280
Net effect of changes in operating accounts	3,963	(5,586)	3,729	(5,007)
Net cash provided by operating activities	$ 34,028	$ 36,419	$ 80,816	$ 76,712